Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	David W. Vreeman
Vice President & CFO
	Web Site:	www.credopetroleum.com

CREDO UPDATES CALLIOPE GAS RECOVERY SYSTEM ACTIVITIES

DENVER, COLORADO, May 5, 2005 – CREDO Petroleum Corporation (NASDAQ:  CRED) today updated activity related to its Calliope Gas Recovery System.

James T. Huffman, President, said, “Realizing Calliope’s value is management’s top priority.  We have proven Calliope’s efficacy and demonstrated superb economics.  The Calliope segment of our business is currently focused on two areas:  increasing the number of Calliope installations through joint ventures with larger companies that own Calliope candidate wells, and expanding our effort to directly purchase Calliope candidate wells from third parties.”

In the joint venture area, Calliope has been presented to several major companies and several independents.  With only one exception, the companies have expressed a keen interest in the technology and further discussions are currently ongoing.  Joint well identification and initial commercial negotiations are underway with several companies.

“In addition to joint ventures, we have expanded our effort to acquire Calliope candidate wells into Texas,” Huffman said.  “This effort is being spearheaded on a full-time basis by a highly qualified petroleum engineer based in Houston.  Our initial success in Texas has established momentum that we believe will result in more success.”

As part of its Calliope effort in Texas, CREDO recently acquired a 79% working interest in the 9,800-foot Adolfo Trevino well as part of a South Texas production package.  This well has produced 23.7 Bcf (billion cubic feet of gas) from the Wilcox formation and is dead.  The company is completing a wellbore and formation evaluation in order to make a decision whether to install Calliope.

Also in Texas, the company has an agreement to purchase two additional Calliope candidate wells, subject to completion of due diligence.  If the wells pass due diligence, they will be jointly acquired by the company and a third party “finder”.  The company will own a 44% working interest.

In Beckham County, Oklahoma, the company is testing and re-evaluating an 18,700-foot well for a Calliope installation.  This well has produced 24.1 Bcf and is currently dead.  The company owns an 87.5% working interest.

Huffman continued, “This year, we have expanded both the Calliope and drilling segments of our business into Texas, and have retained highly qualified people for both projects.  In Oklahoma, we have proven that, in combination, Calliope and exploration offer a superb, and possibly unique, formula for rapid growth.  We expect to produce the same result in Texas, further accelerating our growth.”

The company’s patented Calliope Gas Recovery System brings uneconomic and dead gas wells back to life by removing liquids from the wellbore.  Calliope is unique compared to other fluid lift systems because it does not rely on bottom-hole pressure to lift liquids, it has only one down-hole moving part, and it creates simultaneous flow reversal in two wellbore chambers.  The system is currently installed on 15 wells which are owned and operated by the company.  Non-prototype wells have average incremental Calliope reserves of 1.1 Bcf and have produced at an average initial daily rate of 270 Mcf (thousand cubic feet of gas) which ranks them in the top 15% of onshore producing wells.  The average production decline rate of 8% is well below industry averages.

For more information about the company and the Calliope Gas Recovery System visit http://www.credopetroleum.com.

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CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Small-Cap Issues” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.